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                                                                      Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 2-48200 on Form S-1 and Nos. 33-32413, 33-32414, and 33-32415 on Form S-8 of our
report dated June 26, 1995 (which includes explanatory paragraphs relating to (i) the outcome of certain litigation matters which cannot presently be determined (ii) the substantial doubt about the Corporation's ability to continue as a going concern and (iii) the emphasis of a matter concerning cost estimates on certain transit car contracts) appearing in this Annual Report on Form 10-K of Morrison Knudsen Corporation for the year ended December 31, 1994.



 /s/ Deloitte & Touche, LLP
- ------------------------------------------
DELOITTE & TOUCHE, LLP
Boise, Idaho
June 26, 1995